Exhibit 10(p)

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”), effective as of the Effective Date described in Section 10 below, is made and entered into by and between Washington Real Estate Investment Trust (“WRIT”) and Christopher P. Mundy (“Executive”).

WHEREAS, Executive has been employed by WRIT as Executive Vice President and Chief Investment Officer pursuant to an Employment Agreement between the parties dated October 3, 2005 (the “Employment Agreement”) (Unless otherwise indicated or defined, capitalized terms in this Agreement shall have the same meaning as capitalized terms in the Employment Agreement); and

WHEREAS, Executive has elected to resign for Good Reason as defined in Section 10(c) of the Employment Agreement; and

WHEREAS, the parties desire to amicably resolve all matters between them on a full and final basis;

NOW, THEREFORE, in consideration of the promises contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Resignation and Return of Property: Executive’s employment with WRIT will terminate effective June 30, 2006 (the “Resignation Date”). On or before the Resignation Date, Executive will return all property of WRIT and its affiliates, and all copies, excerpts or summaries thereof, in his possession, custody or control.

2. Final Paycheck and Severance Benefits: WRIT will pay Executive for all earned but unpaid salary and vacation as of the Resignation Date. In addition, WRIT will provide Executive with the following severance benefits pursuant to Section 10(c) of the Employment Agreement: (a) a lump sum payment equal to twelve (12) months of Base Salary in the amount of $370,000; (b) payment of the mutually agreed-upon cash value of Executive’s annual 2006 Short-Term Incentives (in the amount of $327,000) and Long-Term Incentives (in the amount of $543,000); and (c) immediate vesting as of the Resignation Date of the First Share Grants (and any other Share grants) given to Executive. The amounts described in Sections 2(a) and (b) will be paid within then (10) days of the Effective Date as defined below, and will be less required deductions and withholdings.

3. Benefits: Executive will be eligible to continue participation in WRIT’s group health plan in accordance with and to the extent required by the federal COBRA law, provided that WRIT will pay the full COBRA cost for Executive and his dependents, if applicable, to continue coverage under WRIT’s group health insurance plan for eighteen (18) months or until Executive obtains other coverage, whichever is sooner. Except as expressly provided otherwise in this Agreement, Executive’s entitlement to, participation in, and accrual of, all other salary or benefits from WRIT shall cease as of the Resignation Date, provided that Executive shall have such rights in such benefits as are required by law and plan documents, including without limitation, distribution of Executive’s vested benefits in WRIT’s pension and 401(k) plan in accordance with plan documents.

4. Releases:

A. Executive’s Release: In consideration for the benefits described herein, and for other good and valuable consideration, which are of greater value than Executive would normally be entitled upon termination, Executive, on behalf of himself, his heirs, executors, administrators, agents, representatives and assigns, hereby forever releases WRIT and its parents, subsidiaries and affiliated entities (collectively “Affiliates”), and its and their officers, trustees, owners, shareholders, employees, agents, attorneys and representatives, and each of their predecessors, successors and assigns, from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature whatsoever, whether known or unknown, relating in any way to any act, omission, event, relationship, conduct, policy or practice arising at any time up to and including the Effective Date, including without limitation his employment with WRIT and the termination thereof (collectively “Claims”). This release includes without limitation Claims for discrimination, harassment or retaliation under the Age Discrimination in Employment Act, as amended (the ADEA), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Maryland Human Rights Act, the Montgomery County Human Rights Act, and any other Claims under all other federal, state or local laws; Claims for breach of the Employment Agreement or any other contract; Claims for wrongful discharge; Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; Claims for unpaid compensation; Claims for or relating to benefits under any benefit plans, programs or policies; Claims for attorneys’ fees and costs, Claims for reinstatement or employment; and all other Claims under any federal, state or local law or cause of action. Executive represents that he has not filed any such Claims, and he further agrees not to assert or file any such Claims or to accept any monetary relief for any Claims asserted on his behalf by any third party in the future to the fullest extent permitted by law. It is understood and agreed that this Release does not apply to claims for breach of this Agreement.

B. WRIT’s Release: In consideration for the benefits described herein, and for other good and valuable consideration, WRIT and its Affiliates, on behalf of its and their officers, trustees, owners, shareholders, employees, agents, attorneys and representatives, and each of their predecessors, successors and assigns, hereby forever releases Executive, his heirs, executors, administrators, agents, representatives and assigns, from any and all Claims, except for Claims based on fraud, embezzlement or other criminal conduct by Executive. This release includes without limitation Claims for breach of the Employment Agreement or any other contract; Claims for breach of duty; Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; Claims for overpaid compensation; Claims relating to benefit plans, programs or policies; Claims for attorneys’ fees and costs; and all other Claims under any federal, state or local law or cause of action. WRIT represents that it has not filed any such Claims, and it further agrees not to assert or file any such Claims or to accept any monetary relief for any Claims asserted on his behalf by any third party in the future to the fullest extent permitted by law. It is understood and agreed that this Release does not apply to claims for breach of this Agreement or Claims for fraud, embezzlement or other criminal conduct by Executive.

5. Confidentiality: The parties agree to keep this Agreement, the existence of this Agreement, and the terms of this Agreement strictly confidential except as required by law or as necessary to enforce or effectuate this Agreement. Executive shall not disclose the same to any third party except as necessary to his attorneys, accountants and immediate family members (and only on the condition that they maintain such confidentiality and Executive guarantees such confidentiality). WRIT shall not disclose the same to any third party except its trustees, officers, attorneys, accountants and employees responsible for effectuating the Agreement (and only on the condition that they maintain such confidentiality and WRIT guarantees such confidentiality). Notwithstanding the foregoing, WRIT also may disclose the value of the severance benefits being provided pursuant to Section 2 in various public releases issued in the normal course of its business.

6. Nondisparagement and Nonassistance: Executive agrees not to provide any disparaging information relating to WRIT or its Affiliates or its or their management, officers, directors or employees to any person or entity who is not a party to this Agreement, and he agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or investigation against WRIT or its Affiliates except as may be required by law or legal process. WRIT shall instruct its board, its senior management and human resources department not to provide any disparaging information relating to Executive to any person or entity who is not a party to this Agreement, and it agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or investigation against Executive, except as may be required by law or legal process.

7. Cooperation: Executive agrees to reasonably cooperate with WRIT upon request by answering questions and providing information about matters of which he has personal knowledge. In the event that WRIT becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Executive shall, upon request, provide reasonable cooperation and assistance to WRIT, including without limitation, furnishing relevant information, attending meetings and providing statements and testimony. WRIT will reimburse Executive for all reasonable and necessary expenses he incurs in complying with this Section 7.

8. Survival of Certain Terms of the Employment Agreement: Executive hereby acknowledges and confirms his commitment to complying with Section 8 of the Employment Agreement, the relevant provisions of which (i.e., Sections 8 b, c, d and e)will survive the termination of Executive’s employment pursuant to their terms.

9. Miscellaneous: This Agreement represents the entire agreement of the parties, and supersedes all other agreements, discussions and understandings of the parties, concerning the subject matter hereof. All other express or implied agreements of the parties not expressly contained or incorporated by reference herein are terminated and of no further force or effect, except for the provisions of the Employment Agreement that by their terms survive (i.e., Sections 8 b, c, d and e and Section 12). This Agreement may not be modified in any manner except in a written document signed by both parties. Should any provision of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, it shall be deemed severed from the Agreement, and the remaining provisions of the Agreement shall continue in full force and effect, provided that, should the court determine that any provision of Section 8 of the Employment Agreement is unenforceable, the court shall modify such provision to make it valid to the maximum extent permitted by law. In the event of any litigation to enforce this Agreement, the prevailing party shall be awarded his or its reasonable attorneys’ fees and costs.

10. Consultation and Consideration: Executive is advised to consult with an attorney at his own expense prior to executing this Agreement. He may have a period of up to 21 days from July 7, 2006 to consider this Agreement, but he may knowingly and voluntarily take less time to consider it. If Executive signs this Agreement, he will have seven (7) days to revoke it (the “Revocation Period”). Any notice of revocation must be in writing and received by Laura Franklin of WRIT prior to the expiration of the Revocation Period. Thus, this Agreement will not become effective or enforceable until such date that both parties sign it and the Revocation Period expires without Executive exercising his right of revocation (the “Effective Date”). If Executive signs this Agreement, he represents that he enters into it knowingly and voluntarily with full understanding of its meaning and effect.

11. Governing Law: This Agreement shall be construed exclusively in accordance with the laws of the State of Maryland, without regard to the principles of conflicts of laws therein.

12. Assignment: This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Executive may not assign any right or obligation hereunder without WRIT’s prior written consent. WRIT may assign its rights and obligations here under to any successor in interest.

13. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

Executive has had an opportunity to carefully review and consider this Agreement with an attorney, and he has had sufficient time to consider it. After such careful consideration, he knowingly and voluntarily enters into this Agreement with full understanding of its meaning and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

CHRISTOPER P. MUNDY	WASHINGTON REAL ESTATE INVESTMENT TRUST

By:
Signature

Title:

Date:	Date: